                                                                     Exhibit 8.1
                                                                     -----------
                          GOODWIN, PROCTER & HOAR LLP

                               COUNSELORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881



                                January 19, 1999



Boston Properties, Inc.
8 Arlington Street
Boston, Massachusetts 02116

Ladies and Gentlemen:

     We have acted as counsel to Boston Properties, Inc., a Delaware corporation (the "Company") in connection with the preparation of a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on Form S-3, as amended, relating to the issuance of up to 1,471,456 shares (the "Redemption Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company. The Redemption Shares may be issued by the Company if and to the extent that common units of limited partnership interest ("Redemption Units") in Boston Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), that were originally issued to John F. Griffin, George G. Mulligan, Barbara Huppe, Barry M. Fitzpatrick, David E. Schutt, Charles A. Salcetti, Nancy M. Griffin, Caroline A. Griffith, David M. Whitmer, George H. Beuchert, III, Cynthia A. Benedetti, The Donald N. Coupard Revocable Trust, The Patricia E. Coupard Revocable Trust, Tech Park 270 Phase III Limited Partnership, Tech Park 270 Limited Partnership, Decoverly Two Limited Partnership, Reston Town Center Office Park Phase One Limited Partnership, MGA Virginia 85-1 Limited Partnership, MGA Virginia 86-2 Limited Partnership, Decoverly Four Limited Partnership, Decoverly Five Limited Partnership, Decoverly Six Limited Partnership, Decoverly Seven Limited Partnership, Reston Corporate Center Limited Partnership, and MGA Virginia 96-1 Limited Partnership, in connection with the acquisition of properties in Maryland and Virginia on February 1, 1998, are presented to the Operating Partnership for redemption (which may occur at any time on or after February 11, 1999) and the Company exercises its right under the partnership agreement of the Operating Partnership to acquire such Redemption Units in exchange for shares of Common Stock. You have requested our opinion on certain federal income tax matters in connection with the issuance.

Boston Properties, Inc.
January 19, 1999
Page 2


     Capitalized terms not defined herein shall have the same meaning as in the Registration Statement.

     In rendering the following opinion, we have examined the Amended and Restated Certificate of Incorporation (the "Articles") and Bylaws of the Company, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein (collectively, the "Documents"). We have reviewed the investment activities, operations and governance of the Company and its subsidiaries. We have relied upon representations of duly appointed officers of the Company and the Operating Partnership (including without limitation, representations contained in a letter dated January 19, 1999 (the "Officer's Certificate")), principally relating to the Company's organization and operations. We assume that each such representation is and will be true, correct and complete and that all representations that speak in the future, or to the intention, or to the best of the belief and knowledge of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. Nothing has come to our attention which would cause us to believe that any of such representations are untrue, incorrect or incomplete. We assume that the Company will be operated in accordance with the applicable laws and the terms and conditions of applicable documents. We have also reviewed the Registration Statement, the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, and such other documents as we have deemed appropriate. In addition, we have relied upon certain additional facts and assumptions described below.

     In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. In addition, we assume that all interests in the Operating Partnership have been and will be issued in a transaction (or transactions) that are not required to be registered under the Securities Act of 1933 and that no interest in the Operating Partnership offered for sale outside the United States would have been required to be registered under the Securities Act of 1933 if such interest had been offered for sale within the United States. We have further assumed that during its short 1997 taxable year ending December 31, 1997 and subsequent taxable years, the Company has operated and will operate in such a manner that has made and will make the representations contained in the Officer's Certificate true for all such years, and that the Company and its subsidiaries will not make any amendments to its organizational documents

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January 19, 1999
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after the date of this opinion that would affect the Company's qualification as a real estate investment trust for any taxable year. For purposes of our opinion, we have made no independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Registration Statement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

     The discussion and conclusion set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretation thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future. Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust, we are of the opinion that:

     (1) Commencing with the Company's initial taxable year ended December 31, 1997, the Company has been operated and organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and its method of operation, as described in the Officers Certificate, will enable it to continue to meet the requirements for qualification as a "real estate investment trust" under the Code, and

     (2) The information in the Registration Statement under the caption "Certain Federal Income Tax Considerations" to the extent that it constitutes matters of law or legal conclusions, have been reviewed by us and is correct in all material respects, and our opinion set forth in such discussion is confirmed.

     We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a real estate investment trust under the Code. The ability of the Company to continue to meet the requirements for qualification and taxation as a real estate investment trust will be dependent upon the Company's ability to continue to meet in each year the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust. The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered

Boston Properties, Inc.
January 19, 1999
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with respect to other federal tax matters or to any issues arising out of the tax laws of any state or locality. We express no opinion with respect to the transactions described herein other than those expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service and that the Internal Revenue Service may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there is no guarantee that this will be the case. Except as specifically discussed above, the opinion expressed herein is based upon the laws that currently exist. Consequently, future changes in the law may cause the federal income tax treatment of the transactions herein to be materially and adversely different from that described above. This opinion may be relied on solely by you in connection with the issuance.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Goodwin, Procter & Hoar, LLP under the caption "Certain Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                    Very truly yours,


                                    /s/ Goodwin, Procter & Hoar  LLP

                                    Goodwin, Procter & Hoar  LLP